NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
FIRST-QUARTER 2005 RESULTS

HIGHLIGHTS
•	First-quarter 2005 developed property sales totaled $2.3 million compared with $1.0 million in the first quarter of 2004.
•	Stratus’ scheduled real estate sales, which are under existing homebuilder agreements, over the remainder of 2005 include at least:
o	60 lots at its Deerfield project for $3.7 million
o	14 lots in its Circle C community for $0.9 million
o	9 lots at its Wimberly Lane Phase II subdivision for $1.4 million
•	Stratus is working with Advanced Micro Devices, Inc. (NYSE: AMD) to develop a proposed project at Stratus’ 282-acre Lantana project area in southwest Austin.
•	Stratus was selected by the City of Austin to develop a proposed mixed-use project in downtown Austin.

	First Quarter
	2005	2004
	(In Thousands, Except
	Per Share Amounts)
Revenues	$3,630	$1,947
Operating loss	(645)	(1,580)
Net loss applicable to common stock	(912)	(1,805)
Net loss per share of common stock	$(0.13)	$(0.25)

Average shares of common stock outstanding	7,216	7,147

AUSTIN, TX, May 13, 2005 - Stratus Properties Inc. (NASDAQ: STRS) reported a net loss of $0.9 million, $0.13 per share, for the first quarter of 2005 compared to a net loss of $1.8 million, $0.25 per share, for the first quarter of 2004.

Real Estate Revenues. Stratus’ real estate revenues for the first quarter of 2005 totaled $2.3 million, including sales of 16 lots at its Deerfield project in Plano, Texas for $1.0 million, a residential estate lot at its Escala Drive subdivision in Austin, Texas for $0.9 million and a lot at its Austin-area Wimberly Lane Phase II subdivision for $0.3 million. Stratus’ real estate revenues for the first quarter of 2004 totaled $1.0 million, which included sales of a residential estate lot at its Mirador subdivision for $0.4 million and the first courtyard home at Calera Court for $0.6 million.

Rental Income and Other Revenues. For the first quarter of 2005, Stratus received rental income of $0.9 million from its two fully leased 7000 West office buildings in the Lantana project in southwest Austin, compared to $0.7 million for the first quarter of 2004. In addition, Stratus earned $0.3 million in rental income related to its fully leased 75,000-square-foot office building at 7500 Rialto Boulevard for the first quarter of 2005, compared to $0.1 million for the first quarter of 2004, as the occupancy rate doubled to approximately 100 percent in the first quarter of 2005 from 50 percent in the first quarter of 2004.

Stratus’ other revenue, in addition to management fees and sales commissions, also included the sale of development fee credits to third parties totaling $0.1 million for the first quarters of 2005 and 2004.

Development Activities. As previously announced, Stratus is working with AMD on site planning and related matters necessary to develop a proposed project at Stratus’ Lantana project. The project consists of approximately 825,000 square feet of office and related uses located on a 59-acre site at the southeast corner of West William Cannon Drive and Southwest Parkway. Lantana is a partially developed, mixed-use project with remaining entitlements for approximately three million square feet of office and retail use on 282 acres. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out. Development of the AMD project is subject to several conditions, including finalizing definitive agreements and securing financing.

At March 31, 2005, Stratus’ 75,000-square-foot office building at 7500 Rialto Boulevard is fully leased. As demand for office space within Lantana has increased, Stratus plans to commence construction of a second 75,000-square-foot office building at 7500 Rialto Boulevard during 2005, subject to securing suitable tenant leases.

The City of Austin selected Stratus’ proposal to develop a mixed-use project in downtown Austin immediately north of the new City Hall complex. The project is planned for retail, office and residential uses. Stratus and the City of Austin have entered an exclusive negotiation period to reach agreement on the project’s design and transaction terms and structure. Subject to successful negotiations with the City of Austin, Stratus plans to pursue this project in partnership with nationally recognized office, retail and apartment developers.

In May 2004, Stratus entered into a contract with a national homebuilder to sell 41 lots within the Wimberly Lane Phase II subdivision. In June 2004, the homebuilder paid Stratus a non-refundable $0.6 million deposit for the right to purchase the 41 lots, which was used to pay ongoing development costs of the lots. The deposit will be recognized as income as lots are sold. The lots will be sold on a scheduled takedown basis, with six lots sold upon substantial completion of subdivision utilities, and then three lots per quarter beginning 150 days after the sale of the initial lots. The average purchase price for each of the 41 lots is $150,400, subject to a six percent annual escalator commencing upon substantial completion of development. Subdivision streets and utilities were completed in October 2004 and the initial lot closings occurred in December 2004. Scheduled homebuilder sales during the remainder of 2005 total nine lots for $1.4 million, including three lots for $0.5 million in the second quarter of 2005. Wimberly Lane Phase II also includes six estate lots, each averaging approximately five acres, which we are retaining and marketing. Estate lot sales in 2005 through April 30 include three lots (one in the first quarter and two in April) for $0.8 million.

In January 2004, Stratus acquired approximately 68 acres of land in Plano, Texas, for $7.0 million. The property (Deerfield) is zoned and subject to a preliminary subdivision plan for 234 residential lots. In February 2004, Stratus executed an Option Agreement and a Construction Agreement with a national homebuilder. Pursuant to the Option Agreement, Stratus was paid $1.4 million for an option to purchase all 234 lots over 36 monthly take-downs. The net purchase price for each of the 234 lots is $61,500, subject to certain terms and conditions. The $1.4 million option payment is non-refundable, but would be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized as income as lots are sold. The Construction Agreement requires the homebuilder to complete development of the entire project by March 15, 2007. Stratus agreed to fund up to $5.2 million of the homebuilder’s development costs. The homebuilder must pay all property taxes and maintenance costs. In February 2004, Stratus entered into a $9.8 million three-year loan agreement with Comerica Bank to finance the acquisition and development of Deerfield. Development is proceeding on schedule and Stratus had $4.8 million of remaining availability under its Deerfield loan at March 31, 2005. The initial lot sale occurred in November 2004 and subsequent lot sales are on schedule with 16 lot sales closing in the first quarter of 2005 as discussed above. Under the agreement terms, Stratus expects to complete 60 lot sales for $3.7 million during the remainder of 2005.

Stratus also has commenced development activities at the Circle C community based on the entitlements set forth in its 2002 Circle C Settlement with the City of Austin, which permits development of one million square feet of commercial space, 900 multi-family units and 830 single-family residential lots. The preliminary plan has been approved for Meridian, an 800-lot residential development at the Circle C community. In October 2004, Stratus received final City of Austin plat and construction permit approvals for the first phase of Meridian, and construction commenced in January. During the first quarter of 2005, Stratus contracted to sell a total of 494 lots in its Meridian project to three national homebuilders in four phases. Sales for each of the four phases commence upon substantial completion of development for that phase, and continue every quarter until all of the lots have been sold. The first phase, which is currently under development, includes 134 lots and substantial completion is projected prior to year-end. Development of the second phase of approximately 134 lots will commence in the third quarter of 2005, with completion projected by early 2006. Stratus estimates its sales from the first phase of Meridian to total at least 14 lots for $0.9 million during the remainder of 2005.

In addition, several retail sites at the Circle C community have received final City of Austin approvals and are being developed. Zoning for Escarpment Village, a 160,000-square-foot retail project anchored by a grocery store, was approved during the second quarter of 2004, and construction has commenced with completion expected by year-end. In December 2004, Stratus obtained an $18.5 million project loan from Comerica Bank to fund the construction of Escarpment Village, as well as a $22.8 million commitment from the Teachers Insurance and Annuity Association of America for a long-term mortgage for the completed project.

During 2004, Stratus completed construction of four courtyard homes at Calera Court within the Barton Creek community, one of which was sold in the first quarter of 2004. Calera Court, the initial phase of the “Calera Drive” subdivision, will include 17 courtyard homes on 16 acres. The second phase of Calera Drive, consisting of 53 single-family lots, has received final plat and construction permit approval, and the development of these lots, many of which adjoin the Fazio Canyons Golf Course, has commenced. Development of the third and last phase of Calera Drive, which will include approximately 70 single-family lots, is not expected to commence until after 2005. Funding for the construction of courtyard homes at Calera Court is provided by a $3.0 million project loan, which Stratus established with Comerica Bank in September 2003.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
____________________________
CAUTIONARY STATEMENT. This press release contains certain forward-looking statements regarding proposed real estate sales and development activities at the Deerfield project, the Barton Creek community, the Circle C community and at Lantana and the proposed development of a mixed-use project in downtown Austin. Important factors that might cause future results to differ from those projections include economic and business conditions, the availability of financing, regulatory approvals and environmental regulations, which are described in more detail in Stratus’ 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site, www.stratusproperties.com.

# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2005	2004
Revenues:
Real estate	$2,252	$972
Rental income	1,220	828
Commissions, management fees and other	158	147
Total revenues	3,630	1,947
Cost of sales:
Real estate, net	1,892	1,113
Rental	608	689
Depreciation	418	345
Total cost of sales	2,918	2,147
General and administrative expenses	1,357	1,380
Total costs and expenses	4,275	3,527
Operating loss	(645)	(1,580)
Interest expense, net	(294)	(237)
Interest income	27	12
Net loss applicable to common stock	$(912)	$(1,805)

Basic and diluted net loss per share of common stock	$(0.13)	$(0.25)

Basic and diluted average shares of common stock outstanding	7,216	7,147

I

STRATUS PROPERTIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31,		December 31,
	2005		2004
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of
$123 and $124, respectively	$1,032		$379
Accounts receivable	242		345
Prepaid expenses	90		40
Notes receivable from property sales	47		47
Total current assets	1,411		811
Real estate, commercial leasing assets and facilities, net:
Property held for sale - developed or under development	113,393		104,526
Property held for sale - undeveloped	17,068		20,919
Property held for use, net	21,356		21,676
Other assets	4,350		4,140
Notes receivable from property sales	783		789
Total assets	$158,361		$152,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,811		$1,343
Accrued interest, property taxes and other	2,074		2,390
Current portion of long-term debt	7,913	[a]	1,531
Total current liabilities	14,798		5,264
Long-term debt	51,156		54,116
Other liabilities	5,349		5,285
Stockholders’ equity	87,058		88,196
Total liabilities and stockholders’ equity	$158,361		$152,861

a.	Includes $6.6 million for 7500 Rialto Boulevard project loan which matures on January 31, 2006.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2005	2004
Cash flow from operating activities:
Net loss	$(912)	$(1,805)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities:
Depreciation	418	345
Cost of real estate sold	1,442	718
Stock-based compensation	70	42
Long-term notes receivable and other	(205)	(119)
(Increase) decrease in working capital:
Accounts receivable and prepaid expenses	53	730
Accounts payable, accrued liabilities and other	3,216	(369)
Net cash provided by (used in) operating activities	4,082	(458)

Cash flow from investing activities:
Purchases and development of real estate properties	(6,458)	(9,488)
Development of commercial leasing properties	(98)	(323)
Net cash used in investing activities	(6,556)	(9,811)

Cash flow from financing activities:
Borrowings from revolving credit facility	6,500	3,228
Payments on revolving credit facility	(2,447)	(816)
Borrowings from project loans	468	5,852
Payments on project loans	(1,100)	(44)
Net proceeds from exercise of stock options	41	136
Purchases of Stratus common shares	(335)	-
Net cash provided by financing activities	3,127	8,356
Net increase (decrease) in cash and cash equivalents	653	(1,913)
Cash and cash equivalents at beginning of year	379	3,413
Cash and cash equivalents at end of period	1,032	1,500
Less cash restricted as to use	(123)	(204)
Unrestricted cash and cash equivalents at end of period	$909	$1,296

III